UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/09/2008

BWAY HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33527

Delaware	55-0800054
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8607 Roberts Drive
Suite 250
Atlanta, Georgia 30350-2237
(Address of principal executive offices, including zip code)

770-645-4800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 9, 2009, the Board of Directors (the "Board") of BWAY Holding Company (the "Company") elected, pursuant to the Company's Amended and Restated Bylaws, Wellford L. Sanders, Jr., to fill an open directorship.

There are no arrangements between Mr. Sanders and any other persons pursuant to which he was appointed director. There are no family relationships among Mr. Sanders and the directors or executive officers of the Company. Mr. Sanders meets the independence criteria set forth in the Company's Corporate Governance Guidelines and applicable rules of the Securities and Exchange Commission and the listings standards of the New York Stock Exchange.

Mr. Sanders was named to serve on the Audit Committee and Compensation Committee of the Board.

Mr. Sanders is not party to any transaction with the Company that requires disclosure pursuant to Item 404(a) of Regulation S-K.

Compensation of Mr. Sanders is expected to be in accordance with the Company's Independent Directors Compensation Policy.

Mr. Sanders is currently the Managing Director, Wachovia Capital Markets, LLC, an affiliate of Wachovia Corporation and its predecessors, a position he has held since 1997. Prior to 1997, Mr. Sanders practiced law with McGuireWoods LLP in Richmond, Virginia, serving on the firm's Executive Committee and leading its Business Department group. Mr. Sanders currently serves as non-executive chair of the board of Hancock Fabrics, Inc. Mr. Sanders' prior board experience includes serving on the boards of Florida East Coast Industries, Inc., Peebles Inc., Catherines Stores Corporation, General Medical Corporation and Club Car, Inc.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BWAY HOLDING COMPANY

Date: May 14, 2008	By:	/s/ Kevin C. Kern
Kevin C. Kern
Vice President, Administration and Chief Financial Officer